Exhibit 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of I-trax, Inc. for the registration of 27,326,350 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2004, with respect to the consolidated financial statements of Meridian Healthcare Associates, Inc. and subsidiaries (d/b/a CHD Meridian Healthcare) included in the Annual Report on Form 10-KSB of I-trax, Inc. for the year ended December 31, 2003, filed with Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


April 19, 2004
Nashville, Tennessee